EXHIBIT 99.2
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Item 7.	Management’s discussion and analysis of financial condition and results of operations.
      Management’s discussion and analysis of financial condition and results of operations (“MD&A”) is comprised of the following sections:

1. Overview

2. Results of Operations

•	Consolidated Financial Results

•	Gaming

•	Oil and Gas

•	Real Estate

•	Corporate and Investments

3. Liquidity and Capital Resources

•	Consolidated Financial Results

•	Gaming

•	Oil and Gas

•	Real Estate

4. Certain Trends and Uncertainties
Overview
      We are a diversified holding company engaged in a variety of businesses. Our primary business strategy is to continue to grow and enhance the value of our core businesses, including oil and gas, gaming and real estate. In addition, we seek to acquire undervalued assets and companies that are distressed or in out of favor industries.
      Our businesses currently include gaming; oil and gas; property development; rental real estate; and resort operating activities. We may also seek opportunities in other sectors, including energy, industrial manufacturing, insurance and asset management.
      In continuation of our strategy to grow our core businesses, we have recently acquired additional oil and gas and gaming assets from affiliates of Mr. Carl C. Icahn (“Mr. Icahn”). See Notes 1, 4 and 5 to the consolidated financial statements. To capitalize on favorable real estate market conditions and the mature nature of our commercial real estate portfolio, we have offered our rental real estate portfolio for sale and other real estate assets may be sold if the appropriate level of returns can be achieved.
Results of Operations

Consolidated Financial Results
      The Company’s historical financial statements herein have been restated to reflect the five entities acquired in the second quarter of 2005 in a manner similar to a pooling of interests as discussed in notes 1, 4 and 5 to the consolidated financial statements.

      The key factors affecting the financial results for the year ended December 31, 2004 were:

Year ended December 31, 2004 compared to the year ended December 31, 2003

•	Increased operating income from gaming activities. On a reported basis, operating income from gaming activities for the year ended December 31, 2004 was $28.4 million higher than operating income from gaming activities for the same period in the prior year.

•	Higher interest expense in the current year as a result of higher debt levels. On a reported basis, interest expense increased approximately $23.3 million.

•	Higher interest income in the current year as a result of increased earnings from U.S. government and agency obligations and other investments. On a reported basis, interest income increased approximately $21.4 million.

•	Gains on marketable securities. Net gains on securities were $40.2 million in the current year versus of $1.7 million in the prior year.

•	Increased gains on sales of properties. On a reported basis, income from gains on discontinued operations was $71.8 million higher than the same period in the prior year.

•	An impairment charge of $15.6 million in the current year related to the Company’s interest in GB Holdings, Inc.

Year ended December 31, 2003 compared to the year ended December 31, 2002

•	Increased operating income from oil and gas. On a reported basis, operating income in the year ended December 31, 2003 was $26.0 million higher than the same period in the prior year due primarily to the acquisition of TransTexas.

•	A write-down of marketable equity and debt securities and other investments of $19.8 million was recorded in 2003 as compared to a write-down of $8.5 million in 2002. These write downs relate to our investment in Philip Services Corp., which filed for bankruptcy protection in June 2003.

•	Decreased operating income from real estate. On a reported basis, operating income from real estate activities for the year ended December 31, 2003 was $15.8 million lower than operating income from real estate activities for the same period in the prior year. The decrease was due to a decline in earnings from property development due to a decline in inventory of completed units available for sale.

•	Lower interest income of $9.6 million primarily due to a prepayment of a mezzanine loan in May 2002 which included $7.9 million of interest.

Consolidated Financial Results

Year ended December 31, 2004 compared to the year ended December 31, 2003
      Revenues increased by $93.4 million, or 16.2%, during the year ended December 31, 2004 as compared to the same period in 2003. This increase reflects increases of $40.5 million in gaming revenues, $38.1 million in oil and gas revenues, and $14.9 million in revenues from real estate activities.
      Operating income increased by $26.5 million, or 40.0%, during the year ended December 31, 2004 as compared to the same period in 2003. This increase reflects increases of $28.4 million from gaming, $2.7 million in operating income from oil and gas, offset by a $1.1 million reduction in operating income from real estate activities and an increase in corporate costs of $3.1 million and acquisition costs of $0.4 million.
      Interest expense increased by $23.3 million, or 60.0%, during the year ended December 31, 2004 as compared to the same period in 2003. This increase reflects the increased amount of borrowings. Interest income increased by $21.4 million, or 90.0%, during the year ended December 31, 2004 as compared to the same period in 2003. The increase is due to the repayment of two mezzanine loans, on which interest was accruing, and increased interest income on other investments.

Year ended December 31, 2003 compared to the year ended December 31, 2002
      Revenues decreased by $11.5 million, or 2.0%, during the year ended December 31, 2003 as compared to the same period in 2002. This decrease reflects decreases of $9.5 million in gaming revenues, $65.2 million in real estate revenues, and offset by an increase of $63.2 million in revenues from oil and gas activities.
      Operating income increased by $16.0 million, or 31.8%, during the year ended December 31, 2003 as compared to the same period in 2002. This increase reflects increases of $6.2 million in operating income from gaming, increases in operating income of $26.0 million from oil and gas, and offset by a decrease in operating income of $15.8 million from real estate activities and an increase in corporate costs of $0.3 million.
      Interest expense increased by $1.7 million, or 4.5%, during the year ended December 31, 2003 as compared to the same period in 2002. This increase reflects the increased amount of borrowings. Interest income decreased by $9.6 million, or 28.8%, during the year ended December 31, 2003 as compared to the same period in 2002. The decrease is attributable to the repayment of a loan to Mr. Icahn in 2003, a prepayment of a mezzanine loan in May 2002 which included $7.9 million of interest and a decline in interest rates on U.S. Government and Agency obligations as higher rate bonds were called in 2002.

Gaming
      Summarized income statement information for the years ended December 31, 2004, 2003 and 2002 is as follows:

	December 31,

	2004	2003	2002

	(In $000’s)
Revenues
Casino	$325,615	$302,701	$318,122
Hotel	65,561	58,253	55,406
Food and beverage	88,851	81,545	79,679
Tower, retail and other income	37,330	34,059	31,954

Gross revenues	517,357	476,558	485,161
Less promotional allowances	46,521	46,189	45,249

Net revenues	470,836	430,369	439,912

Expenses
Casino	$112,452	$113,941	$119,850
Hotel	27,669	24,751	23,781
Food and beverage	56,425	53,471	53,736
Other operating expenses	14,905	15,305	16,156
Selling, general and administrative	169,736	165,754	176,236
Depreciation and amortization	38,414	34,345	33,501

	419,601	407,567	423,260

Operating income	$51,235	$22,802	$16,652

Year ended December 31, 2004 compared to the year ended December 31, 2003
      Gross revenues increased 8.6% to $517.4 million for the year ended December 31, 2004 from $476.6 million for the year ended December 31, 2003. This increase was primarily due to an increase in casino revenues, as well as increases in hotel, food and beverage and tower, retail and other revenues, primarily attributable to an increase in business volume, as discussed below. Las Vegas gross revenues increased 13.4% while Atlantic City gross revenues increased 1.4%.

      Casino revenues increased 7.6% to $325.6 million for the year ended December 31, 2004 from $302.7 million for the year ended December 31, 2003. Combined slot machine revenues increased to $253.9 million, or 78.0% of combined casino revenues, and combined table game revenues increased to $64.5 million, or 17.2% of combined casino revenues, for the year ended December 31, 2004 compared to $240.8 million and $56.0 million, respectively, for the year ended December 31, 2003. Las Vegas casino revenues increased 13.6% while Atlantic City casino revenues increased 1.8%.
      Hotel revenues increased 12.5% to $65.6 million for the year ended December 31, 2004 from $58.3 million for the year ended December 31, 2003. This increase was primarily due to an increase in the average daily room rate from $52.04 to $56.28 or 8.1%. The increase in the average daily room rate was primarily attributable to an increase in tourism in the Las Vegas market. Las Vegas hotel revenues increased 15.6% and Atlantic City hotel revenues decreased 0.8%.
      Food and beverage revenues increased 9.0% to $88.9 million for the year ended December 31, 2004 from $81.5 million for the year ended December 31, 2003. This increase was primarily due to an increase in food and beverage covers and an increase in the average revenue per guest check. Las Vegas food and beverage revenues increased 12.4% and Atlantic City food and beverage revenues decreased 0.3%.
      Promotional allowances are comprised of the estimated retail value of goods and services provided to casino customers under various marketing programs. As a percentage of casino revenues, promotional allowances decreased to 14.3% for the year ended December 31, 2004 from 15.3% for the year ended December 31, 2003. This decrease was primarily attributable to a reduction in benefits from promotional activities related to slots. Promotional allowances as a percentage of casino revenues for Las Vegas operations decreased by 1.1 percentage points and for Atlantic City operations decreased by 0.8 percentage points.
      Casino expenses decreased by 1.3% to $112.5 million for the year ended December 31, 2004 from $113.9 million for the year ended December 31, 2003. The decrease in casino expenses was primarily due to reduced labor costs as a result of the increased utilization of ticket-in/ticket-out slot technology.
      Hotel operating expenses increased 11.8% to $27.7 million for the year ended December 31, 2004 from $24.8 million for the year ended December 31, 2003. This increase was primarily due to an increase in labor costs and costs associated with an increase in business volume.
      Food and beverage operating expenses increased 5.5% to $56.4 million for the year ended December 31, 2004 from $53.5 million for the year ended December 31, 2003. This increase was primarily due to an increase in labor costs and costs associated with an increase in business volume.
      Other operating expenses decreased 2.6% to $14.9 million for the year ended December 31, 2004 from $15.3 million for the year ended December 31, 2003. This decrease was primarily due to a decrease in costs related to headline entertainment at the Sands.
      Selling, general and administrative expenses primarily consist of marketing, advertising, repair and maintenance, utilities and other administrative expenses. These expenses increased 2.4% to $169.7 million for the year ended December 31, 2004 from $165.8 million for the year ended December 31, 2003. This increase was primarily due to an increase in payroll expenses, legal fees, costs associated with Sarbanes-Oxley and insurance costs.

Year ended December 31, 2003 compared to the year ended December 31, 2002
      Gross revenues decreased 1.8% to $476.6 million for the year ended December 31, 2003 from $485.2 million for the year ended December 31, 2002. This decrease was primarily due to a decrease in casino revenues, partially offset by increases in hotel, food and beverage and tower, retail and other revenues, as discussed below. Las Vegas gross revenues increased 4.8% while Atlantic City gross revenues decreased 10.1%.
      Casino revenues decreased 4.8% to $302.7 million for the year ended December 31, 2003 from $318.1 million for the year ended December 31, 2002. Combined slot machine revenues decreased to $240.8 million, or 79.5% of combined casino revenues, and combined table game revenues decreased to

$56.1 million, or 16.3% of combined casino revenues, for the year ended December 31, 2003 compared to $253.0 million and $59.7 million, respectively, for the year ended December 31, 2002. Las Vegas casino revenues increased 3.4% while Atlantic City casino revenues decreased 11.6%.
      Hotel revenues increased 5.1% to $58.3 million for the year ended December 31, 2003 from $55.4 million for the year ended December 31, 2002. This increase was primarily due to an increase in the average daily room rate from $50.01 to $52.04 or 4.1%. The increase in the average daily room rate was primarily attributable to an increase in tourism in the Las Vegas market. Las Vegas hotel revenues increased 6.8% and Atlantic City hotel revenues decreased 1.3%.
      Food and beverage revenues increased 2.3% to $81.5 million for the year ended December 31, 2003 from $79.7 million for the year ended December 31, 2002. This increase was primarily due to an increase in the average revenue per guest check. Las Vegas food and beverage revenues increased 5.7% and Atlantic City food and beverage revenues decreased 5.9%.
      Promotional allowances, as a percentage of casino revenues, increased to 15.3% for the year ended December 31, 2003 from 14.2% for the year ended December 31, 2002. This increase was primarily attributable to marketing, player development and customer service programs implemented at the Sands to increase market share. Promotional allowances as a percentage of casino revenues for Las Vegas operations decreased by 0.3 percentage points while Atlantic City operations increased by 2.1 percentage points.
      Casino expenses decreased by 4.9% to $113.9 million for the year ended December 31, 2003 from $119.9 million for the year ended December 31, 2002. The decrease in casino expenses was primarily due to reduced labor costs as a result of lower employment levels.
      Hotel operating expenses increased 4.1% to $24.8 million for the year ended December 31, 2003 from $23.8 million for the year ended December 31, 2002. This increase was primarily due to an increase in labor costs.
      Food and beverage operating expenses decreased 0.5% to $53.5 million for the year ended December 31, 2003 from $53.7 million for the year ended December 31, 2002.
      Other operating expenses decreased 5.3% to $15.3 million for the year ended December 31, 2003 from $16.2 million for the year ended December 31, 2002.
      Selling, general and administrative expenses primarily consist of marketing, advertising, repair and maintenance, utilities and other administrative expenses. These expenses decreased 5.9% to $165.8 million for the year ended December 31, 2003 from $176.2 million for the year ended December 31, 2002. This decrease was primarily due to a decrease in marketing and repair and maintenance costs associated with cost reductions.

Oil and Gas
      The Company conducts its oil and gas operations through its wholly-owned subsidiary, AREP Oil and Gas LLC (“AREP Oil and Gas”). AREP Oil and Gas includes its 50.01% ownership interest in National Energy Group, Inc. (“NEG”), its 50% ownership interest in NEG Holding LLC (“NEG Holdings”), its indirect 50% membership interest (through NEG) in NEG Holdings, and its 100% ownership interest in each of TransTexas Gas Corporation (“TransTexas”) and Panaco, Inc. (“Panaco”), which are now known as National Onshore, LP and National Offshore, LP. The Company’s oil and gas operations consist of exploration, development, and production operations principally in Texas, Oklahoma, Louisiana, Arkansas and offshore in the Gulf of Mexico.
      The subsidiaries of AREP Oil and Gas were initially acquired by entities owned or controlled by Mr. Icahn and subsequently acquired by AREP in various purchase transactions. In accordance with generally accepted accounting principles, assets transferred between entities under common control are accounted for at historical cost similar to the pooling of interest method and the financial statements are combined from the date of acquisition by an entity under common control. The financial statements include the consolidated results of operations, financial position and cash flows of NEG, NEG Holdings, TransTexas and Panaco from the date Mr. Icahn obtained control (the “Date of Common Control”).
      The following table summarizes key operating data for the oil and gas segment (in thousands):

	Years Ended December 31,

	2004	2003	2002

Revenues	$137,988	$99,909	$36,733
Cost and expenses:
Oil and gas operating expenses	31,075	22,345	10,943
Depreciation, depletion and amortization	60,123	39,455	15,509
General and administrative expenses	13,737	7,769	5,912

	104,935	69,569	32,364

Operating income	$33,053	$30,340	$4,369

Operating income %	24.0%	30.4%	11.9%
      For the years ended December 31, 2004, 2003 and 2002 natural gas comprised approximately 70%, 74% and 62% of oil and gas sales, respectively.
      The oil and gas revenues include the effect of our derivative contracts, both realized and unrealized. The following table details the components of oil and gas revenue for the periods indicated (in thousands):

	Years Ended December 31,

	2004	2003	2002

Gross oil and gas revenues	$161,055	$108,713	$41,004
Realized derivatives losses	(16,625)	(8,309)	(1,244)
Unrealized derivatives losses	(9,179)	(2,614)	(3,608)

Oil and gas revenues	135,251	97,790	36,152
Plant revenues	2,737	2,119	581

Total revenues	$137,988	$99,909	$36,733

      Other data related to oil and gas operations is as follows:

	Years Ended December 31,

	2004	2003	2002

Production data:
Oil (Mbbls)	935	811	629
Natural gas (MMcf)	18,895	15,913	7,827
Natural gas liquids (Mbbls)	549	166	—
Natural gas equivalents (Mmcfe)	27,799	21,772	11,602
Average Sales Price:
Oil (per Bbl)	$29.89	$27.32	$23.93
Natural gas (per Mcf)	5.39	4.70	3.16
Natural gas liquids (per Bbl)	26.72	23.24	—
Natural gas Equivalents (per Mcfe)	5.20	4.63	3.43
Expense per Mcfe:
Oil and gas operating expenses	$1.12	$1.03	$0.94
Depreciation, depletion and amortization	2.14	1.80	1.34
General and administrative expenses	0.49	0.36	0.51

      For the year ended December 31, 2004, the oil and gas segment include operations of NEG, TransTexas and NEG Holdings. The Date of Common Control for Panaco was November 16, 2004. The six weeks of operations from that date to December 31, 2004 were not material and, accordingly, the acquisition of Panaco has been recorded effective December 31, 2004. For the year ended December 31, 2003, the operations of TransTexas are included from August 28, 2003, the Date of Common Control. A significant portion of the fluctuations between 2004 and 2003 and, to a lesser extent, between 2003 and 2002 are due to the addition of the TransTexas operations in 2003, as well as the impact of unrealized derivative losses.
      The oil and gas segment’s revenues, profitability, future growth and the carrying value of our properties are substantially dependent on prevailing prices of oil and gas, our ability to find, develop and acquire additional oil and gas reserves that are economically recoverable and our ability to develop existing proved undeveloped reserves. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond the our control. These factors include weather conditions in the United States, the condition of the United States economy, the actions of the Organization of Petroleum Exporting Countries, governmental regulations, political stability in the Middle East and elsewhere, the foreign supply of oil and gas, the price of foreign imports and the availability of alternate fuel sources. Currently the industry is experiencing a dramatic increase in the price of oil and gas. This is somewhat offset by higher service costs for drilling, completing and operating oil and gas properties. The net impact is that the oil and gas segment is experiencing increased profits due to higher prices.

Year ended December 31, 2004 compared to the year ended December 31, 2003
      Revenues for 2004 increased $38.1 million or 38.1% as compared to the comparable period in 2003. This increase is partly attributable to the acquisition of TransTexas effective August 28, 2003, with TransTexas accounting for approximately $37 million of additional revenues. Oil and gas revenues include unrealized losses from marking to market derivative positions. For 2004 we recorded an unrealized loss of $9.2 million and for 2003 we recorded an unrealized loss of $2.6 million on derivative positions. The effect of recording these unrealized losses on derivatives resulted in a decrease of $6.6 million for 2004 when compared to the prior year. The balance of the 2004 increase is primarily the result of higher gas and oil prices realized in 2004.
      Changes in the fair value of our derivatives contracts due to changes in commodity prices may have a significant impact on our oil and gas revenues in the future.
      Our average natural gas price increased by 14.7% and our average crude oil price increased by 9.4% in 2004 as compared to 2003.
      Our average natural gas production in 2004 increased to 18,895 Mmcf or 18.7% when compared to 2003. The increase in natural gas production was primarily attributable to the acquisition of TransTexas effective August 28, 2003. Absent the acquisition of TransTexas, gas production decreased approximately 2.5%.
      Our oil production in 2004 increased by 15.3% to 935 mbbls compared to 2003. The increase in oil production was primarily attributable to the acquisition of TransTexas. Absent the acquisition of TransTexas, oil production decreased 10.2% due to the sale of properties in June 2004.
      Oil and gas operating expenses increased $8.7 million, or 39.1% to $31.1 million during 2004 as compared to $22.3 million in 2003. Oil and gas operating expenses per mcfe increased $0.09, or 8.7%, compared to 2003. The increase was primarily attributable to the acquisition of TransTexas effective August 28, 2003. Absent the acquisition of TransTexas, oil and gas operating expenses increased $2.0 million or 10.5% due to rising operating expenses.
      Depletion, depreciation and amortization for the oil and gas segment (“DD&A”) increased $20.7 million (52.4%) to $60.1 million during 2004 as compared to $39.5 million during 2003. DD&A per mcfe increased $0.34 or 18.9% to $2.14 per mcfe as compared to $1.80 in 2003. The increase was attributable to the acquisition of TransTexas effective August 28, 2003. Absent the acquisition of TransTexas, DD&A expense decreased $2.1 million or 8.8% due to lower production in 2004 and a lower average depletion rate.

      General and administrative expenses for the oil and gas segment (“G&A”) increased $5.9 million (75.6%) to $13.7 million in 2004 as compared to $7.8 million during 2003. G&A per mcfe increased $.13 or 36.1% compared to 2003. The increase was primarily attributable to the acquisition of TransTexas. Excluding the TransTexas acquisition, G&A expense would have been relatively unchanged.

Year ended December 31, 2003 compared to the year ended December 31, 2002
      In November and December 2002, the Company acquired producing oil and natural gas properties in Texas known as the Longfellow Ranch Field for total cash consideration of $48.3 million. The acquisition added approximately 34,196 mmcf of gas reserves and an insignificant amount of oil reserves. Approximately one month of operations for the Longfellow Ranch is included in the results of operations 2002 versus a full year in 2003. A significant portion of the increase in revenues, operating expenses and production between 2003 and 2002 is attributable to the Longfellow Ranch Field acquisition, as well as the TransTexas acquisition effective August 28, 2003.
      Revenues for the 2003 increased $63.2 million or 172% as compared to 2002. Approximately $28.4 million of the increase is attributable to the Longfellow Ranch acquisition and $21.5 million of the increase was attributable to the TransTexas acquisition, with the remainder attributable to higher gas and oil price realizations. The increases were partially offset by realized losses of $8.3 million in 2003 as compared to realized losses of $1.2 million in 2002 relating to the Company’s derivatives positions.
      Our average natural gas price increased by $1.54 per mcfe or 48.7% and our average crude oil price increased by $3.39 per mcfe or 14.2% during 2003 as compared to 2002.
      Our natural gas production during 2003 increased 8,086 mmcf (103.3%) to 15,913 mmcf compared to 2002. Approximately 5,582 mmcf of the 2003 increase in natural gas production over 2002 was attributable to the Long Fellow Ranch acquisition and approximately 2,476 mmcf of the increase was attributable to the acquisition of TransTexas.
      Our oil production during 2003 increased by 182 mbbls (28.9%) to 811 mbbls compared to 2002. The increase in oil production was attributable to the acquisition of TransTexas. The addition of Long Fellow Ranch added approximately 7 mbbls of oil production which was offset by oil production declines in existing fields.
      For 2003, oil and gas operating expenses increased $11.4 million (104.2%) to $22.3 million as compared to $10.9 million in 2002. Oil and gas operating expenses per mcfe increased $0.09, or 9.6%, compared to 2002. Approximately $6.4 million of the increase was attributable to the Long Fellow Ranch acquisition and approximately $4.1 million of the was attributable to the acquisition of TransTexas. The remainder of the increase was due to rising operating expenses.
      For 2003, DD&A increased $23.9 million (154.4%) to $39.5 million as compared to $15.5 million during 2002. DD&A per mcfe increased $0.46 or 34.3% to 1.80 per mcfe as compared to $1.34 per mcfe in 2002. The increase in DD&A was attributable to the increase in production relating to the acquisitions Long Fellow Ranch and TransTexas and the increased DD&A rate. The DD&A rate increased because the acquisition costs of Long Fellow Ranch and TransTexas were significantly in excess of our historical acquisition cost per equivalent barrel.
      For 2003, G&A increased $1.9 million (31.4%) to $7.8 million as compared to $5.9 million during 2002. G&A per mcfe decreased $0.15 or 29.4% to $0.36 per mcfe as compared to $0.51 per mcfe in 2002. The increase was attributable to the acquisition of TransTexas. The decrease in G&A per mcfe was attributable to the acquisition of Long Fellow Ranch which added significant production and minimal additional G&A expenses.

Real Estate
      The Company’s real estate activities comprise three operating areas: 1) rental real estate, 2) property development, and 3) resort operations. The operating performance of the three segments was as follows:

	Year Ended December 31,

	2004	2003	2002

	(In $000’s)
Revenues:
Rental real estate:
Interest income on financing leases	$9,880	$13,115	$14,722
Rental income	9,014	8,055	8,289
Property development	26,591	13,265	76,024
Resort operations	16,210	12,376	12,921

Total revenues	61,695	46,811	111,956

Operating expenses:
Rental real estate	10,733	8,205	10,548
Property development	18,486	9,129	54,640
Resort operations	15,719	11,580	13,057

Total expenses	44,938	28,914	78,245

Operating income	$16,757	$17,897	$33,711

Rental Real Estate

Year ended December 31, 2004 compared to the year ended December 31, 2003
      Revenues decreased by $2.3 million, or 10.8% during the year ended December 31, 2004 as compared to the same period in 2003. The decrease was attributable to the sale of financing lease properties in 2004. Operating expenses increased by $2.5 million or 30.8% during the year ended December 31, 2004 as compared to the same period in 2003. The increase was attributable to property write-downs in 2004.

Year ended December 31, 2003 compared to the year ended December 31, 2002
      Revenues decreased by $1.8 million, or 8.0%, during the year ended December 31, 2003 as compared to the same period in 2002. The decrease was attributable to lease expirations in 2003. Operating expenses decreased by $2.3 million, or 22.2%, during the year ended December 31, 2003 as compared to the same period in 2002. The decrease was attributable to property write-downs in 2002 due to tenant bankruptcies and defaults.
      The Company markets portions of its commercial real estate portfolio for sale. For the years ended, sale activity was as follows:

	Year Ended December 31,

	2004	2003	2002

	(In $000’s, except unit data)
	(Unaudited)
Properties sold	57	9	12
Proceeds received	$245,424	$21,164	$20,513
Mortgage debt repaid	$93,845	$538	$—
Total gain recorded	$80,459	$10,474	$8,990
Gain recorded in continuing operations	$5,262	$7,121	$8,990
Gain recorded in discontinued operations	$75,197	$3,353	$—

      At December 31, 2004, the Company had fifteen properties under contract or as to which letters of intent had been executed by potential purchasers, all of which contracts or letters of intent are subject to purchaser’s due diligence and other closing conditions. Selling prics for the properties covered by the contracts or letters of intent would total approximately $97.9 million. These properties are encumbered by mortgage debt of approximately $36.0 million. At December 31, 2004, the carrying value of these properties is approximately $62.3 million. In accordance with generally accepted accounting principles, only the real estate operating properties under contract or letter of intent, but not the financing lease properties, were reclassified to “Properties Held for Sale” and the related income and expense reclassified to “Income from Discontinued Operations.”

Property Development

Year ended December 31, 2004 compared to the year ended December 31, 2003
      Revenues increased by $13.3 million, or 100.5% during the year ended December 31, 2004 as compared to the same period in 2003. Operating expenses increased by $9.4 million, or 102.5% during the year ended December 31, 2004, as compared to the same period in 2003. The resulting increase in operating income is due to the sale of higher priced units.

Year ended December 31, 2003 compared to the year ended December 31, 2002
      Revenues decreased by $62.8 million, or 82.6% during the year ended December 31, 2003 as compared to the same period in 2002. Operating expenses decreased by $45.5 million, or 83.3% during the year ended December 31, 2003 as compared to the same period in 2002. The resulting decrease in operating income is due a decrease in the number of units sold as previously active subdivisions were depleted by sales.

Resort Operations

Year ended December 31, 2004 compared to the year ended December 31, 2003
      Revenues increased by $3.8 million, or 31% during the year ended December 31, 2004 as compared to the same period in 2003. This increase is due to the acquisition of Grand Harbor.
      Operating expenses increased by $4.1 million, or 35.7% during the year ended December 31, 2004 as compared to the same period in 2003. The increase is due to the acquisition of Grand Harbor.

Year ended December 31, 2003 compared to the year ended December 31, 2002
      Revenues decreased by $0.5 million, or 4.2% during the year ended December 31, 2003 as compared to the same period in 2002.
      Operating expenses decreased by $1.5 million, or 11.3% during the year ended December 31, 2003 as compared to the same period in 2002. The decrease is due to a decrease in payroll and related expenses.

Corporate and Investments
      General and administrative expenses relate principally to payroll and expense of the holding company.

General and Administrative Expenses

Year ended December 31, 2004 compared to the year ended December 31, 2003
      General and administrative costs increased $3.1 million, or 64.8% as compared to the same period in 2003, due largely to higher compensation costs and professional fees.

Year ended December 31, 2003 compared to the year ended December 31, 2002
      General and administrative costs increased $0.3 million, or 6.5% as compared to the same period in 2002, due largely to general cost increases.

Interest Income and Expense
      Interest expense increased by $23.3 million, or 60.0%, during the year ended December 31, 2004 as compared to the same period in 2003. This increase reflects the increased amount of borrowings. Interest income increased by $21.4 million, or 90.0%, during the year ended December 31, 2004 as compared to the same period in 2003. The increase is due to the repayment of two mezzanine loans, on which interest was not recognized until received, and increased interest income on other investments.
      Interest expense increased by $1.7 million, or 4.5%, during the year ended December 31, 2003 as compared to the same period in 2002. This increase reflects the increased amount of borrowings. Interest income decreased by $9.6 million, or 28.8%, during the year ended December 31, 2003 as compared to the same period in 2002. The decrease is primarily attributable to the prepayment of a loan to Mr. Icahn in 2003, a prepayment of a mezzanine loan in May 2002 which included a payment of $7.9 million of interest and a decline in interest rates on US. Government and Agency obligations as higher rate bonds were called in 2002.

Other Income (Expense)
      Other income (expense) for the years ended December 31, 2004, 2003 and 2002 is as follows:

	Year Ended December 31,

	2004	2003	2002

	(In $000’s)
Net gains on sales of marketable securities	$40,159	$1,653	$8,712
Unrealized losses on securities sold short	(23,619)	—	—
Impairment of investment in GB Holdings, Inc.	(15,600)	—	—
Writedown of marketable equity and debt securities	—	(19,759)	(8,476)
Minority interest	2,074	2,721	(295)
Gain on sale or disposition of real estate	5,262	7,121	8,990
Other	6,740	(140)	(1,885)

	$15,016	$(8,404)	$7,046

      Minority interest expense decreased for the year ended December 31, 2004 when compared to comparable period in the prior year as a result of a decrease in net losses at GB Holdings, Inc. (“GBH”) partially offset by an increase in net earnings of TransTexas and an increase in the minority ownership position of GBH. Minority interest expense increased for the year ended December 31, 2003 as compared to a comparable period in the prior year as a result of an increase in net losses of GBH.

Effective Income Tax Rate
      The Company recorded an income tax provision of $18.3 million and an income tax benefit of $15.8 million on pre-tax income of $90.9 million and $42.9 million for the years ended December 31, 2004 and 2003, respectively. The Company’s effective income tax rate was 20.1% and (36.8%) for the respective period. The difference between the effective tax rate and statutory federal rate of 35% is due principally due to a change in the valuation allowance and income not subject to taxation.
      The Company recorded income tax benefit of $15.8 million and an income tax provision of $10.9 million on pre-tax income of $42.9 million and $53.6 million for the years ended December 31, 2003 and 2002, respectively. The Company’s effective income tax rate was (36.8%) and 20.3% for the respective period. The difference between the effective tax rate and statutory federal rate of 35% is due principally to a change in the valuation allowance.

Seasonality
      The results of operations for oil and gas, gaming and resort operations are seasonal in nature.

Liquidity and Capital Resources

Consolidated Financial Results
      The Company is a holding company and derives substantially all of its operating cash flow from its subsidiaries. Additionally, the Company seeks and obtains debt financing from the capital markets. The Company relies upon its invested cash balances, distributions and other payments from its subsidiaries to generate the funds necessary to meet its obligations. The ability of the Company’s subsidiaries to pay dividends or distributions is subject to, among other things, the availability of sufficient funds in such subsidiaries, and restrictions under existing debt and applicable state laws. Claims of creditors of the Company’s subsidiaries will generally have priority as to the assets of such subsidiaries over the claims of the Company and its creditors and unit holders.
      A summary of the Company’s overall borrowings as of December 31, 2004 is as follows:

December 31,
2004

(In $000’s)
Senior unsecured 8.125% notes due 2012	$350,598
Senior secured 7.85% notes due 2012	215,000
Borrowings under credit facilities due 2006	51,834
Mortgages payable due 2007 to 2014	91,896
GBH 11% Notes due 2005	43,741
Other	6,738

Total long-term debt	759,807
Less: current portion	76,679

$683,128

      In January 2004, American Casino & Entertainment Properties LLC (“ACEP”) issued senior secured notes due 2012. The notes, in the aggregate principal amount of $215.0 million, bear interest at the rate of 7.85% per annum. ACEP used the proceeds of the offering for the Arizona Charlie’s acquisitions, to repay intercompany indebtedness and for distributions to American Real Estate Holdings Limited Partnership (“AREH”). ACEP also has a $20.0 million credit facility. At December 31, 2004, there were no borrowings under the credit facility. The restrictions imposed by ACEP’s senior secured notes and the credit facility likely will preclude our receiving payments from the operations of our principal hotel and gaming properties. ACEP accounted for 44.8% of our revenues and 53.6% of our operating income in 2004.
      ACEP’s 7.85% senior secured notes due 2012 restrict the payment of cash dividends or distributions by ACEP, the purchase of its equity interests, the purchase, redemption, defeasance or acquisition of debt subordinated to ACEP’s notes and investments as “restricted payments.” ACEP’s notes also prohibit the incurrence of debt, or the issuance of disqualified or preferred stock, as defined by ACEP, with certain exceptions, provided that ACEP may incur debt or issue disqualified stock if, immediately after such incurrence or issuance, the ratio of consolidated cash flow to fixed charges (each as defined) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional indebtedness is incurred or disqualified stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis giving effect to the debt incurrence or issuance. As of December 31, 2004, such ratio was 3.9 to 1.0. The ACEP notes also restrict the creation of liens, the sale of assets, mergers, consolidations or sales of substantially all of its assets, the lease or grant of a license, concession, other agreements to occupy, manage or use our assets, the issuance of capital stock of restricted subsidiaries and certain related party transactions. The ACEP notes allow it to incur indebtedness, among other things, of up to $50 million under credit facilities, non-recourse financing of up to $15 million to finance the construction, purchase or lease of personal or real property used in its business, permitted affiliate subordinated indebtedness (as defined), the issuance of additional 7.85% senior secured notes due 2012 in an aggregate principal amount not to exceed 2.0 times net cash proceeds received from equity offerings and permitted affiliate subordinated debt, and additional indebtedness of up to $10.0 million.
      Additionally, ACEP’s senior secured revolving credit facility allows for borrowings of up to $20.0 million, including the issuance of letters of credit of up to $10.0 million. Loans made under the senior secured revolving facility will mature and the commitments under them will terminate in January 2008, At December 31, 2004, there were not any borrowings or letters of credit outstanding under the facility. The facility contains restrictive covenants similar to those contained in the 7.85% senior secured notes due 2012. In addition, the facility requires that, as of the last date of each fiscal quarter, ACEP’s ratio of net property, plant and equipment for key properties, as defined, to consolidated first lien debt be not less than 5.0 to 1.0 and ACEP’s ratio of consolidated first lien debt to consolidated cash flow not be more than 1.0 to 1.0. At December 31, 2004, these ratios were 83.9 to 1.0 and 0. l to 1.0, respectively.
      On May 12, 2004, we and American Real Estate Finance Corp. (“AREF”) issued senior notes due 2012. The notes, in the aggregate principal amount of $353.0 million, and priced at 99.266% of principal amount, bear interest at a rate of 8 1/8% per annum. The notes are guaranteed by AREH. Net proceeds from the offering have been and will continue to be used for general business purposes, including to pursue our primary business strategy of acquiring undervalued assets in either our existing lines of business or other businesses and to provide additional capital to grow our existing businesses.
      On February 7, 2005, we and AREF issued senior notes due 2013. The notes, in the aggregate principal amount of $480 million, bear interest at a rate of 7 1/8% per annum. The notes are guaranteed by AREH. Net proceeds from the offering will be used to fund the acquisition of TransTexas, to pay related fees and expenses, and for general business purposes, including to pursue our primary business strategy of acquiring undervalued assets in either our existing lines of business or other businesses and to provide additional capital to grow our existing businesses.
      Our 8 1/8% senior notes due 2012 and 7 1/8% notes due 2013 restrict the payment of cash dividends or distributions, the purchase of equity interests or the purchase, redemption, defeasance or acquisition of debt subordinated to the 8 1/8% senior notes due 2012 and 7 1/8% notes due 2013. The notes also restrict the incurrence of debt, or the issuance of disqualified stock, as defined, with certain exceptions, provided that we may incur debt or issue disqualified stock if, immediately after such incurrence or issuance, the ratio of the aggregate principal amount of all outstanding indebtedness of American Real Estate Partners, L.P. (“AREP”) and its subsidiaries on a consolidated basis to the tangible net worth of AREP and its subsidiaries on a consolidated basis would have been less than 1.75 to 1.0. As of December 31, 2004, such ratio was 0.5 to 1.0, and 0.87 to 1.0 giving pro forma effect to the issuance of the 7 1/8% notes due 2013. In addition, both issues of notes require that on each quarterly determination date that the Fixed Charge Coverage Ratio of us and the guarantor of the notes (currently only AREH) for the four consecutive fiscal quarters most recently completed prior to such quarterly determination date be at least 1.5 to 1.0. For the four quarters ended December 31, 2004, such ratio was 2.98 to 1.0. If the ratio is less than 1.5 to 1.0, we will be deemed to have satisfied this test if there is deposited cash, which together with cash previously deposited for such purpose and not released, equal to the amount of interest payable on the notes for one year. If at any subsequent quarterly determination date, the ratio is at least 1.5 to 1.0, such deposited funds will be released to us. The notes also require, on each quarterly determination date, that the ratio of total unencumbered assets, as defined, to the principal amount of unsecured indebtedness, as defined, be greater than 1.5 to 1.0 as of the last day of the most recently completed fiscal quarter. As of December 31, 2004, such ratio was 5.0 to 1.0, and 2.7 to 1.0, giving pro forma effect to the issuance of the 7 1/8% notes due 2013. The notes also restrict the creation of liens, mergers, consolidations and sales of substantially all of our assets, and transactions with affiliates. As of December 31, 2004, based upon these tests, on a pro forma basis, giving effect to the issuance of the 7 1/8% notes due 2013, we and AREH could have incurred up to approximately $1.1 billion of additional indebtedness.
      Notes issued by GBH and Atlantic Coast Entertainment Holdings, Inc. (“Atlantic Holdings”) also contain restrictions on dividends and distributions and loans to us, as well as other transactions with us. The operating subsidiary of NEG Holdings, of which we have agreed to acquire a membership interest, has a credit agreement which contains covenants that have the effect of restricting dividends or distributions. These, together with the ACEP indenture and the indenture governing the notes, likely will preclude our receiving payments from the operations of our principal hotel and casino and certain of our oil and gas properties.

Cash Flows
      Net cash provided by continuing operating activities was $156.8 million for the year ended December 31, 2004 as compared to $71.9 million in the comparable period of 2003. Our cash and cash equivalents and investments in U.S. government and agency obligations increased by $293.8 million during the year ended December 31, 2004 primarily due to proceeds from senior notes payable ($565.4 million), cash flow from operations ($164.0 million), property sales proceeds ($151.6 million), proceeds from the sale of marketable equity and debt securities ($90.6 million), repayment of mezzanine loans ($49.1 million), cash from pooling of entities ($23.8 million), members’ contributions ($22.8 million), proceeds from additional debt ($18.8 million) and other ($12.6 million), partially offset by the purchase of debt securities ($346.7 million), acquisitions ($125.9 million), capital expenditures ($241.8 million), repayment of debt ($39.6 million), debt issuance costs ($25.2 million), distribution to members ($17.9 million) and other ($7.8 million).
      The Company is continuing to pursue the purchase of assets, including assets that may not generate positive cash flow, are difficult to finance or may require additional capital, such as properties for development, non-performing loans, securities of companies that are undergoing or that may undergo restructuring, and companies that are in need of capital. All of these activities require us to maintain a strong capital base and liquidity.
      In connection with its acquisition of the assets of WestPoint Stevens Inc., the Company made a payment of approximately $312.0 million in August 2005. This amount was funded from the Company’s existing cash resources.

Contractual Commitments
      The following table reflects, at December 31, 2004, our contractual cash obligations, subject to certain conditions, due over the indicated periods and when they come due:

	Less Than	1-3	3-5	After
	1 Year	Years	Years	5 Years	Total

Mortgages payable	$4.8	$40.9	$9.3	$36.9	$91.9
Senior secured 7.85%	—	—	—	215.0	215.0
Senior unsecured 8.125%	—	—	—	353.0	353.0
Senior debt interest	78.3	159.5	159.5	211.3	608.6
Credit facility	—	51.8	—	—	51.8
GBH 11% notes	43.7	—	—	—	43.7
Other	5.0	12.2	7.5	—	24.7
Acquisition of TransTexas	180.0	—	—	—	180.0
Construction and development obligations	55.0	—	—	—	55.0
Lease obligations	3.0	5.8	5.7	15.3	29.8

Total	$369.8	$270.2	$182.0	$831.5	$1,653.5

      GBH may be unable to pay the interest or principal on the 11% Notes at maturity which may impact its ability to continue as a going concern. GBH’s ability to pay the interest and principal amount of the remaining 11% Notes at maturity on September 29, 2005 will depend upon its ability to refinance such Notes on favorable terms or at all or to derive sufficient funds from the sale of Atlantic Holdings common stock or from a borrowing. GBH did not pay the interest and principal amount due on the 11% Notes. On September 29, 2005, GBH filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Gaming
      Our primary source of cash for our gaming operations is from the operation of our properties. In addition to cash from operations, cash is available to us, if necessary, under our separate senior secured revolving credit facilities for our Atlantic City and Las Vegas subsidiaries. Our Las Vegas operations have a $20.0 million facility and our Atlantic City operation has a $10.0 million facility. Both facilities are subject to us complying with financial and other covenants. We had availability under our credit facilities of $20.0 million and $10.0 million for Las Vegas and Atlantic City, respectively, at December 31, 2004, subject to continuing compliance with existing covenant restrictions. Our Las Vegas facility expires January 29, 2008 and our Atlantic City facility expires on November 11, 2005. The Company has begun negotiations to extend the Atlantic City facility. The cash generated from operations and credit facilities of Las Vegas and Atlantic City are not available to fund the operations of the other.
      The gaming operations are operated separately from the rest of AREP and, under terms of its senior secured notes, the ability to pay dividends and engage in other transactions with AREP are limited.
      Capital spending for the Las Vegas Operations was approximately $14.0 million, $30.4 million and $22.1 million for the years ended December 31, 2004, 2003 and 2002, respectively. Capital spending for the Atlantic City operation was approximately $16.6 million, $12.8 million and $14.1 million for the years ended December 31, 2004, 2003 and 2002, respectively. We have estimated our combined capital expenditures for 2005 to be $30.1 million, which we anticipate to include approximately $8.1 million to refurbish rooms, install the new Insanity ride and construct a nightclub at the Stratosphere and approximately $1.3 million of $8.0 million to expand the gaming floor, including purchasing slot machines at Arizona Charlie’s. The remainder of our capital spending estimate for 2005 will be for upgrades or maintenance to our existing assets.

Oil and Gas
      Our primary sources of cash for AREP Oil and Gas is from the sale of gas and oil from our gas and oil properties and borrowings. During the year ended December 31, 2004, cash flows from operations provided by our oil and gas segment was $91.6 million compared to $4.7 million in 2003. The increase was primarily attributable higher sales revenues due to the acquisition of TransTexas and higher price realizations.
      During the year ended December 31, 2004 our oil and gas capital expenditures aggregated $115 million. Our capital expenditures for 2005 are forecasted to be $161.8 million.
      A subsidiary of AREP Oil and Gas, NEG Holdings, has a credit facility with an unrelated entity that provides for a loan commitment of up to $120 million (increased to $150 million in 2005) and a letter of credit agreement of up to $15 million (provided, the outstanding aggregate amount of the unpaid borrowing, plus the aggregate undrawn face amount of all outstanding letters of credit shall not exceed the bowing base). All of AREP Oil and Gas’s interest in NEG Holdings is pledged as collateral under the credit facility. As of December 31, 2004, the subsidiary had outstanding borrowings of $51.9 million.
      The credit facility requires, among other things that NEG holdings provide semiannual reserve reports covering oil and natural gas properties, and maintenance of certain financial ratios, including the maintenance of a minimum interest coverage ratio, a current ratio, and a minimum tangible net worth. NEG Holdings was not in compliance with the minimum interest coverage ratio at December 31, 2004 and obtained a waiver for this covenant. NEG Holdings was in compliance with all other covenants at December 31, 2004.
      The planned capital expenditures do not include any major acquisitions that we may consider from time to time.
      Historically we have funded our oil and gas capital expenditures from oil and gas operating cash flows and bank borrowings. Our oil and gas operating cash flows may fluctuate significantly due to changes in oil and gas commodity prices, production interruptions and other factors. The timing of most of our oil and gas capital expenditures is discretionary because we have no long-term capital expenditure commitments. We may vary our capital expenditures as circumstances warrant in the future.

Real Estate
      The Company’s real estate operations generate cash through rentals and leases and asset sales (principally sales of rental properties) and the operation of resorts. All of these operations generate cash flows from operations.
      Real estate development activities are currently a significant use of funds. With our renewed development activity at New Seabury and Grand Harbor, it is expected that cash expenditures over the next year will approximate $100 million. Such amounts will be funded through advances from our existing cash reserves and then from unit sales.

Asset Sales and Purchases
      During the year ended December 31, 2004, we sold 57 rental real estate properties for approximately $245.4 million, which were encumbered by mortgage debt of approximately $93.8 million which was repaid from the sales proceeds. As of December 31, 2004, we had entered into conditional sales contracts or letters of intent for 15 additional rental real estate properties, all of which contracts or letters of intent are subject to purchaser’s due diligence and other closing conditions. Selling prices for the properties covered by the contracts or letters of intent would total approximately $97.9 million. These properties are encumbered by mortgage debt of approximately $36.0 million.
      Net proceeds from the sale or disposal of portfolio properties totaled approximately $151.6 million in the year ended December 31, 2004. During 2003, net sales proceeds totaled approximately $20.6 million.
      The types of assets we are pursuing, including assets that may not be readily financeable or generate positive cash flow, such as development properties, non-performing mortgage loans or securities of companies which may be undergoing restructuring, require significant capital investment or require us to maintain a strong capital base in order to own, develop and reposition these assets.

Leases
      In 2003, 17 leases covering 17 rental real estate properties and representing approximately $2.2 million in annual rentals expired. Twelve leases originally representing $1.6 million in annual rental income were renewed for $1.4 million in annual rentals. Such renewals are generally for a term of five years. Five properties with annual rental income of $0.6 million were not renewed.
      In 2004, 11 leases covering 11 rental real estate properties and representing approximately $1.8 million in annual rentals expired. Eight leases representing $1.5 million in annual rental income were renewed for $1.5 million in annual rentals. Such renewals are generally for a term of five years. Three properties with annual rentals of $0.3 million were not renewed.
      In 2005, 14 leases covering 24 rental real estate properties representing approximately $3.6 million in annual rentals are scheduled to expire. Six leases representing approximately $2.9 million in annual rentals were renewed for approximately $2.9 million. Such renewals are generally for a term of 10 years. Three properties with annual rentals of approximately $0.2 million have not been renewed. The status of five properties with annual rentals of approximately $0.5 million has not yet been determined.
      Real estate development activities are currently a significant use of funds. With the Company’s renewed development activity at New Seabury and Grand Harbor it is expected that cash expenditures over the next three years will be approximately $60.0 million, of which most of the expenditures will occur in 2006 and 2007. Such amounts will be funded through advances from the Company’s existing cash reserves.

Preferred Unit Distributions
      No cash distributions on our depositary units are expected to be made in 2005. We continue to believe that we should continue to hold and invest, rather than distribute, cash. We intend to continue to apply available cash flow toward operations, repayment of maturing indebtedness, tenant requirements, investments, acquisitions and other capital expenditures.

      On March 31, 2004, we distributed to holders of record of our preferred units as of March 12, 2004, 489,657 additional preferred units. Pursuant to the terms of the preferred units, on March 4, 2005, we declared our scheduled annual preferred unit distribution payable in additional preferred units at the rate of 5% of the liquidation preference of $10.00. The distribution is payable on March 31, 2005 to holders of record as of March 15, 2005. In March 2005, the number of authorized preferred units was increased to 10,900,000.
      Our preferred units are subject to redemption at our option on any payment date, and the preferred units must be redeemed by us on or before March 31, 2010. The redemption price is payable, at our option, subject to the indenture, either all in cash or by the issuance of depositary units, in either case, in an amount equal to the liquidation preference of the preferred units plus any accrued but unpaid distributions thereon.

Critical Accounting Policies and Estimates
      Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles, or GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Among others, estimates are used when accounting for valuation of investments, recognition of casino revenues and promotional allowances and estimated costs to complete its land, house and condominium developments. Estimates and assumptions are evaluated on an ongoing basis and are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities and may not be readily apparent from other sources. Actual results, under conditions and circumstances different from those assumed, may differ from estimates.
      We accounted for our acquisitions of NEG, NEG Holdings, TransTexas, Panaco, GBH and the Arizona Charlie’s hotels and casinos as assets transferred between entities under common control which required that they be accounted for at historical costs similar to a pooling of interests.
      We believe the following accounting policies are critical to our business operations and the understanding of results of operations and affect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of
      Long-lived assets held and used by us and long-lived assets to be disposed of, are reviewed for impairment whenever events or changes in circumstances, such as vacancies and rejected leases, indicate that the carrying amount of an asset may not be recoverable.
      In performing the review for recoverability, we estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the asset an impairment loss is recognized. Measurement of an impairment loss for long-lived assets that we expect to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Commitments and Contingencies — Litigation
      On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine the timing and ultimate outcome of such actions, we use our best judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss, if any, can’ be made. In assessing probable losses, we make estimates of the amount of insurance recoveries, if any. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation and potential insurance recovery, it is possible that certain matters may be resolved for amounts materially different from any provisions or disclosures that we have previously made.

Marketable Equity and Debt Securities and Investment in U.S. Government and Agency Obligations
      Investments in equity and debt securities are classified as either held-to-maturity or available for sale for accounting purposes. Investment in U.S. government and agency obligations are classified as available for sale. Available for sale securities are carried at fair value on our balance sheet. Unrealized holding gains and losses are excluded from earnings and reported as a separate component of partners’ equity. Held-to-maturity securities are recorded at amortized cost.
      A decline in the market value of any held-to-maturity security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Dividend income is recorded when declared and interest income is recognized when earned.

Mortgages and Notes Receivable
      We have generally not recognized any profit in connection with the property sales in which certain purchase money mortgages receivable were taken back. Such profits are being deferred and will be recognized when the principal balances on the purchase money mortgages are received.
      We engage in real estate lending, including making second mortgage or secured mezzanine loans to developers for the purpose of developing single-family homes, luxury garden apartments or commercial properties. These loans are subordinate to construction financing and we target an interest rate in excess of 20% per annum. However interest is not paid periodically and is due at maturity or earlier from unit sales or refinancing proceeds. We defer recognition of interest income on mezzanine loans pending receipt of principal and interest payments.

Revenue Recognition

Real Estate
      Revenue from real estate sales and related costs are recognized at the time of closing primarily by specific identification. We follow the guidelines for profit recognition set forth by Financial Accounting Standards Board (FASB) Statement No. 66, Accounting for Sales of Real Estate.

Casino Revenues and Promotional Allowances
      We recognize revenues in accordance with industry practice. Casino revenue is recorded as the net win from gaming activities, the difference between gaming wins and losses. Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Revenues include the retail value of rooms, food and beverage and other items that are provided to customers on a complimentary basis. A corresponding amount is deducted as promotional allowances. The cost of such complimentaries is included in Hotel and casino operating expenses.” We also reward customers, through the use of loyalty programs, with points based on amounts wagered, that can be redeemed for a specified period of time for cash. We deduct the cash incentive amounts from casino revenue.

Natural Gas Production Imbalances
      We account for natural gas production imbalances using the sales method, whereby we recognize revenue on all natural gas sold to our customers notwithstanding the fact its ownership may be less than 100% of the natural gas sold. We record liabilities for imbalances greater than our proportionate share of remaining natural gas reserves.

Hedging Agreements
      From time to time, we enter into commodity price swap agreements (the Hedge Agreements) to reduce our exposure to price risk in the spot market for natural gas. We follow Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, which was amended by Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. These pronouncements established accounting and reporting standards for derivative instruments and for hedging activities, which generally require recognition of all derivatives as either assets or liabilities in the balance sheet at their fair value. The accounting for changes in fair value depends on the intended use of the derivative and its resulting designation. We elected not to designate these instruments as hedges for accounting purposes, accordingly both realized and unrealized gains and losses are included in oil and natural gas revenues.

Oil and Natural Gas Properties
      We utilize the full cost method of accounting for our crude oil and natural gas properties. Under the full cost method, all productive and nonproductive costs incurred in connection with the acquisition. exploration and development of crude oil and natural gas reserves are capitalized. and amortized on the units-of-production method based upon total proved reserves. The costs of unproven properties are excluded from the amortization calculation until the individual properties are evaluated and a determination is made as to whether reserves exist. Conveyances of properties, including gains or losses on abandonments of properties, are treated as adjustments to the cost of crude oil and natural gas properties, with no gain or loss recognized.
      Under the full cost method, the net book value of oil and natural gas properties, less related deferred income taxes, may not exceed the estimated after-tax future net revenues from proved oil and natural gas properties, discounted at 10% per year (the ceiling limitation). In arriving at estimated future net revenues, estimated lease operating expenses, development costs, abandonment costs, and certain production related and ad-valorem taxes are deducted. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes, which are fixed and determinable by existing contracts. The net book value is compared to the ceiling limitation on a quarterly basis.

Accounting for Asset Retirement Obligations
      We account for our asset retirement obligation under Statement of Financial Accounting Standards No. 143 (SFAS 143), Accounting for Asset Retirement Obligations. SFAS 143 provides accounting requirements for costs associated with legal obligations to retire tangible, long-lived assets. Under SFAS 143, an asset retirement obligation is needed at fair value in the period in which it is incurred by increasing the carrying amount for the related long-lived asset. In each subsequent period, the liability is accreted to its present value and the capitalized cost is depreciated over the useful life of the related asset.

Income Taxes
      No provision has been made for federal, state or local income taxes on the results of operations generated by partnership activities as such taxes are the responsibility of the partners. The Company’s corporate subsidiaries, account for their income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.
      Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
      Management periodically evaluates all evidence, both positive and negative, in determining whether a valuation allowance to reduce the carrying value of deferred tax assets is still needed. In 2004 and 2003, we concluded, based on the projected allocations of taxable income, that our corporate subsidiaries more likely than not will realize a partial benefit from their deferred tax assets and loss carryforwards. Ultimate realization of the deferred tax asset is dependent upon, among other factors, our corporate subsidiaries’ ability to generate sufficient taxable income within the carryforward periods and is subject to change depending on the tax laws in effect in the years in which the carryforwards are used.

Properties
      Properties held for investment, other than those accounted for under the financing method, are carried at cost less accumulated depreciation unless declines in the value of the properties are considered other than temporary at which time the property is written down to net realizable value. Properties held for sale are carried at the lower of cost or net realizable value. Such properties are no longer depreciated and their operations are included in discontinued operations. A property is classified as held for sale at the time we determine that the criteria in SFAS 144 have been met.

Forward Looking Statements
      Statements included in Management’s Discussion and Analysis of Financial Condition and Results of Operations which are not historical in nature are intended to be, and are hereby identified as, “forward looking statements” for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67.
      Forward-looking statements regarding management’s present plans or expectations involve risks and uncertainties and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, which could cause actual results to differ from present plans or expectations, and such differences could be material. Readers should consider that such statements speak only as of the date hereof.
Certain Trends and Uncertainties
      In addition to certain trends and uncertainties described elsewhere in this report, we are subject to the trends and uncertainties set forth below.

General

•	Competition for acquisitions could adversely affect us and new acquisitions may fail to perform as expected.

•	We may not be able to identify suitable investments.

•	Our investments may be subject to significant uncertainties.

•	We and AREH are holding companies and will depend on the businesses of our subsidiaries to satisfy our obligations under the notes.

•	Certain of our management are committed to the management of other businesses.

•	We may be subject to the pension liabilities of our affiliates.

•	We are subject to the risk of possibly becoming an investment company.

•	We may become taxable as a corporation.

Oil and Gas

•	The oil and gas industry is highly regulated and federal, state and municipal licensing authorities have significant control over our operations.

•	We face substantial risks in the oil and gas industry.

•	We may be subject to environmental liability.

•	We may experience difficulty finding and acquiring additional reserves and may be unable to compensate for the depletion of proved reserves.

•	Difficulties in exploration and development could adversely affect our financial condition.

•	Oil and gas prices are likely to be volatile.

•	Operating hazards and uninsured risks are inherent to the oil and gas industry.

•	Our use of hedging arrangements could adversely affect our results of operations.

•	Government regulations impose costs on abandoning oil and gas facilities.

•	The oil and gas industry is highly competitive.

Gaming

•	Rising operating costs for our gaming and entertainment properties could have a negative impact on our profitability.

•	We face substantial competition in the hotel and casino industry.

•	Economic downturns, terrorism and the uncertainty of war, as well as other factors affecting discretionary consumer spending, could reduce the number of our visitors or the amount of money visitors spend at our casinos.

•	The gaming industry is highly regulated. The gaming authorities and state and municipal licensing authorities have significant control over our operations.

•	Our hotels and casinos may need to increase capital expenditures to compete effectively.

•	Increased state taxation of gaming and hospitality revenues could adversely affect our gaming results of operations.

Real Estate

•	Our investment in property development may be more costly than anticipated.

•	We may not be able to sell our rental properties, which would reduce cash available for other purposes.

•	We face potential adverse effects from tenant bankruptcies or insolvencies.

•	We may be subject to environmental liability.

Item 3.	Quantitative and Qualitative Disclosures about Market Risk
      The United States Securities and Exchange Commission requires that registrants include information about primary market risk exposures relating to financial instruments. Through our operating and investment activities, we are exposed to market, credit and related risks, including those described elsewhere herein. As we may invest in debt or equity securities of companies undergoing restructuring or undervalued by the market, these securities are subject to inherent risks due to price fluctuations, and risks relating to the issuer and its industry, and the market for these securities may be less liquid and more volatile than that of higher rated or more widely followed securities.
      Other related risks include liquidity risks, which arise in the course of our general funding activities and the management of our balance sheet. This includes both risks relating to the raising of funding with appropriate maturity and interest rate characteristics and the risk of being unable to liquidate an asset in a timely manner at an acceptable price. Real estate investments by their nature are often difficult or time-consuming to liquidate. Also, buyers of minority interests may be difficult to secure, while transfers of large block positions may be subject to legal, contractual or market restrictions. Our other operating risks include lease terminations, whether scheduled terminations or due to tenant defaults or bankruptcies, development risks, and environmental and capital expenditure matters, as described elsewhere herein.
      We invest in U.S. government and agency obligations which are subject to interest rate risk. As interest rates fluctuate, we will experience changes in the fair value of these investments with maturities greater than one year. If interest rates increased 100 basis points, the fair value of these investments at December 31, 2004, would decline by approximately $200,000.

      The approximate estimated fair values of the mortgages payable as of December 31, 2004 and 2003 are summarized as follows (in $000’s):

	At December 31, 2004		At December 31, 2003

	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Total	$91,896	$93,900	$180,989	$185,000

      The approximate estimated fair values of the GBH notes as of December 31, 2004 and 2003 are summarized as follows (in $000’s):

	At December 31, 2004		At December 31, 2003

	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Total	$43,741	$35,430	$83,100	$69,000

Atlantic Holding Notes	$2,335	$2,271	$—	$—

      The oil and gas segments’ revenues are derived from the sale of its crude oil and natural gas production. The prices for oil and gas remain extremely volatile and sometimes experience large fluctuations as a result of relatively small changes in supply, weather conditions, economic conditions and government actions. From time to time, the Company enters into derivative financial instruments to manage oil and gas price risk.
      The Company utilizes price “collars” to reduce the risk of changes in oil and gas prices. Under these arrangements, no payments are due by either party so long as the market price is above the floor price set in the collar below the ceiling. If the price falls below the floor, the counter-party to the collar pays the difference to the Company and if the price is above the ceiling, the counter-party receives the difference from the Company.
      The following is a summary of the Company’s commodity price collar agreements as of December 31, 2004:

Type of Contract	Production Month	Volume per Month	Floor	Ceiling

No cost collars	Jan - Dec 2005	40,000 Bbls	$42.50	$46.00
No cost collars	Jan - Dec 2005	25,000 Bbls	$43.60	$45.80
No cost collars	Jan - Dec 2005	150,000 MMBTU	$6.00	$8.35
No cost collars	Jan - Dec 2005	400,000 MMBTU	$6.00	$8.35
No cost collars	Jan - Dec 2005	300,000 MMBTU	$3.25	$4.60
No cost collars	Jan - Dec 2005	300,000 MMBTU	$4.75	$5.45
No cost collars	Jan - Dec 2005	250,000 MMBTU	$6.00	$8.70
No cost collars	Jan - Dec 2006	16,000 Bbls	$41.75	$45.40
No cost collars	Jan - Dec 2006	120,000 MMBTU	$6.00	$7.28
No cost collars	Jan - Dec 2006	500,000 MMBTU	$4.50	$5.00
      Subsequent to December 31, 2004, the Company entered into the following commodity price collar agreements:

Type of Contract	Production Month	Volume per Month	Floor	Ceiling

No cost collars	March - Dec 2005	14,000 Bbls	$44.50	$48.00
No cost collars	March - Dec 2005	250,000 MMBTU	$6.05	$7.30
No cost collars	Jan - Dec 2006	31,000 Bbls	$41.65	$45.25
No cost collars	Jan - Dec 2006	540,000 MMBTU	$6.00	$7.25
      The Company records derivatives contracts as assets or liabilities in the balance sheet at fair value. As of December 31, 2004 and 2003, these derivatives were recorded as a liability of $16.7 million (including a current liability of $8.9 million) and $6.6 million, respectively. The long-term portion is included in other non-

current liabilities. The Company has elected not to designate any of these instruments as hedges for accounting purposes and, accordingly, both realized and unrealized gains and losses are included in oil and gas revenues. The Company’s realized and unrealized losses on its derivatives contracts for the periods indicated were as follows:

	December 31,

	2004	2003	2002

	(In $000’s)
Realized loss (net cash payments)	$(16,625)	$(8,309)	$(1,244)
Unrealized loss	(9,179)	(2,614)	(3,608)

	$(25,804)	$(10,923)	$(4,852)

      For derivatives contracts in loss positions, the Company is required to provide collateral to Shell Trading (US) in the form of margin deposits or a letter of credit from a financial institution. As of December 31, 2003, the Company had $1.7 million on deposit with Shell Trading (US), which is included in Other current assets on the balance sheet. As of December 31, 2004, the Company had issued a letter of credit in the amount of approximately $11.0 million securing the Company’s derivatives positions.